Exhibit 10.2

Amendment to Employment Agreement
This Amendment to Employment Agreement (this “Amendment”) is made as of September 15, 2021 by and between Scientific Games Corporation, a Nevada corporation, (the “Company”) and Patrick J. McHugh (“Executive”).
WHEREAS, the Company and Executive entered into an Amended and Restated Employment Agreement dated as of January 1, 2019, which was then amended on February 26, 2020, on March 24, 2020 and on June 30, 2020 (as amended, the “Agreement”);
NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Change in Term of Employment. The parties agree that Section 1 is amended by deleting the second sentence of Section 1 (which defines the term of employment of Executive under the Agreement) and replacing it with the following sentence.
“This term of employment of Executive under this Agreement (“the Term”) shall be the period commencing on the Effective Date and ending on December 31, 2024, as may be extended in accordance with this Section 1 and subject to earlier termination in accordance with Section 4.”
2.Equity Awards. Section 3(c) is amended by deleting “approximately 100% of Executive’s base salary” and replacing it with “approximately 125% of Executive’s base salary.” Section 3(c) is further amended by adding the following sentence to the end of Section 3(c):
“All equity awards granted pursuant to this Agreement shall be subject to the terms of the Company’s standard form of award agreement under the Incentive Compensation Plan modified to provide that, if Executive remains employed by the Company through the date when he becomes 65 years of age and retires at any time thereafter, any unvested equity held by Executive as of that retirement date shall vest ten days after such retirement, subject to the achievement of any applicable performance criteria; provided that, settlement of any such awards shall be in accordance with Section 4(f).”
3.Mitigation. Section 4(h) of the Agreement is hereby deleted and replaced with the following:
“(h)    Mitigation. In the event the Executive’s employment is terminated in accordance with Sections 4(e) or (f) and Executive is employed by or otherwise engaged to provide services to another person or entity at any time prior to the end of any period of payments to or on behalf of Executive contemplated by this Section 4, (i) Executive shall immediately advise the Company of such employment or engagement and any health insurance benefits to which he is entitled in connection therewith, and (ii) the Company’s obligation to make continued health insurance payments to or on behalf of Executive shall be reduced by any health insurance coverage obtained by Executive during the applicable period through such other employment or engagement (without regard to when such coverage is paid).”

4.Except as set forth in this Amendment, all terms and conditions of the Agreement shall remain unchanged and in full force and effect in accordance with their terms. All references to the “Agreement” in the Agreement shall refer to the Agreement as amended by this Amendment. Any defined terms used in this Amendment and not defined herein shall have the meaning as set forth in the Agreement.
5.This Amendment may be executed in counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.
IN WITNESS WHEREOF, each of the parties hereto has duly executed this Amendment as of September 15, 2021.

SCIENTIFIC GAMES CORPORATION

By:	/s/ James Sottile
Name:	James Sottile
Title:	Executive Vice President and Chief Legal Officer

/s/ Patrick J. McHugh
Patrick J. McHugh
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